Exhibit 99.1

ROYALTY PHARMA REPORTS SECOND QUARTER 2025 RESULTS

•	Portfolio Receipts growth of 20% to $727 million; Royalty Receipts growth of 11%

•	Net cash provided by operating activities of $364 million

•	Raised full year 2025 guidance: Portfolio Receipts expected to be $3,050 to $3,150 million

NEW YORK, NY, August 6, 2025 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the second quarter of 2025 and raised full year 2025 guidance for Portfolio Receipts.

“We delivered excellent second quarter 2025 results, as the strength of our diversified portfolio drove 20% growth in Portfolio Receipts, and raised our full year guidance,” said Pablo Legorreta, Royalty Pharma’s founder and Chief Executive Officer. “Additionally, we closed the acquisition of our external manager, enabling Royalty Pharma to become an integrated company, which is an important milestone in our evolution. Furthermore, we announced a groundbreaking funding agreement with Revolution Medicines, which enables our partner to retain operational control over their pipeline development and global commercialization, and exemplifies a new funding paradigm for innovative biotech companies. Guided by our dynamic capital allocation framework, we repurchased $1 billion of our Class A ordinary shares in the first half of this year, highlighting our attractive fundamental outlook. The prospects for the royalty market and our business have never been stronger and we look forward to sharing more details at our upcoming Investor Day on September 11th.”

Strong double-digit growth in Royalty Receipts and Portfolio Receipts

•	Royalty Receipts grew 11% to $672 million, primarily driven by Voranigo, Trelegy, Evrysdi, and Tremfya.
•	Portfolio Receipts increased by 20% to $727 million.

Flexible and scaled synthetic royalty deal underpins Capital Deployment in the second quarter of 2025

•

Capital Deployment of $595 million; announced innovative partnership with Revolution Medicines of up to $2 billion including a synthetic royalty of up to $1.25 billion on daraxonrasib (in Phase 3 for RAS-addicted cancers).

•	Repurchased eight million Class A ordinary shares for $277 million in the second quarter, with total repurchases of $1 billion in the first half 2025.

Positive clinical updates across royalty portfolio

•	Positive Phase 3 results for Gilead’s Trodelvy in first-line metastatic triple-negative breast cancer.

Completed acquisition of external manager, RP Management, LLC, to become an integrated public company

•

Acquisition closed in May 2025 and combines Royalty Pharma’s portfolio with the intellectual capital of the manager; transaction received overwhelming support from shareholders with 99.9% of votes cast in favor.

Raising financial guidance for full year 2025 (excludes contribution from future transactions)

•	Royalty Pharma expects 2025 Portfolio Receipts to be between $3,050 million and $3,150 million (previously $2,975 to $3,125), representing expected growth of 9% to 12% (previously 6% to 12%).

Financial & Liquidity Summary

	Three Months Ended June 30,
	(unaudited)
($ and shares in millions)	2025	2024	Change
Portfolio Receipts	727	608	20%
Net cash provided by operating activities	364	658	(45)%
Adjusted EBITDA (non-GAAP)*	633	560	13%
Portfolio Cash Flow (non-GAAP)*	641	574	12%
Weighted average Class A ordinary shares outstanding - diluted	562	597	(6)%

*	See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

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Portfolio Receipts Highlights

			Three Months Ended June 30,
			(unaudited)
($ in millions)			2025	2024	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	194	195	0%
Trelegy	GSK	Respiratory	57	48	17%
Tysabri	Biogen	Neuroscience	56	64	(13)%
Imbruvica	AbbVie, J&J	Cancer	44	49	(11)%
Xtandi	Pfizer, Astellas	Cancer	42	39	8%
Tremfya	Johnson & Johnson	Immunology	37	30	24%
Evrysdi	Roche	Rare disease	33	25	32%
Promacta	Novartis	Hematology	33	30	7%
Voranigo	Servier	Cancer	26	—	n/a
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	20	17	22%
Spinraza	Biogen	Rare disease	12	10	25%
Erleada	Johnson & Johnson	Cancer	10	9	10%
Trodelvy	Gilead	Cancer	10	10	(4)%
Other products(5)			98	79	25%

Royalty Receipts			672	605	11%
Milestones and other contractual receipts			56	3	n/a

Portfolio Receipts			727	608	20%

Amounts shown in the table may not add due to rounding.

Royalty Receipts was $672 million in the second quarter of 2025, an increase of 11% compared to $605 million in the second quarter of 2024. The increase was primarily driven by Voranigo, Trelegy, Evrysdi, and Tremfya.

Portfolio Receipts was $727 million in the second quarter of 2025, an increase of 20% compared to $608 million in the second quarter of 2024, primarily driven by the same Royalty Receipts increases noted above and a one-time payment included in Milestones and other contractual receipts.

Liquidity and Capital Resources

Royalty Pharma’s liquidity and capital resources are summarized below:

As of June 30, 2025, Royalty Pharma had cash and cash equivalents of $632 million and total debt with principal value of $8.2 billion.

In January 2025, Royalty Pharma announced a new share repurchase program under which it may repurchase up to $3.0 billion of its Class A ordinary shares. During the second quarter of 2025, Royalty Pharma repurchased approximately eight million Class A ordinary shares for $277 million. During the first half of 2025, Royalty Pharma repurchased approximately 31 million Class A ordinary shares for $1 billion. During the second quarter and first half of 2024, Royalty Pharma repurchased approximately three million Class A ordinary shares for $84 million. The weighted-average number of diluted Class A ordinary shares outstanding for the second quarter of 2025 was 562 million as compared to 597 million for the second quarter of 2024.

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Liquidity Summary

	Three Months Ended June 30,
	(unaudited)
($ in millions)	2025	2024
Portfolio Receipts	727	608
Payments for operating and professional costs	(94)	(48)

Adjusted EBITDA (non-GAAP)	633	560
Interest received, net	8	14

Portfolio Cash Flow (non-GAAP)	641	574

  Amounts may not add due to rounding.

•	Adjusted EBITDA (non-GAAP) was $633 million in the second quarter of 2025. Adjusted EBITDA is calculated as Portfolio Receipts minus payments for operating and professional costs.

•

Portfolio Cash Flow (non-GAAP) was $641 million in the second quarter of 2025. Portfolio Cash Flow is calculated as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.

Refer to Table 4 for Royalty Pharma’s reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities.

Capital Deployment reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $595 million in the second quarter of 2025, consisting primarily of funding for daraxonrasib, a milestone payment related to Adstiladrin and research and development funding for litifilimab.

In April 2025, Ferring Pharmaceuticals announced U.S. Food and Drug Administration (FDA) approval of a new manufacturing hub in Parsippany, NJ for Adstiladrin, its novel gene therapy for bladder cancer. The approval triggered a $200 million milestone payment that was paid in the second quarter of 2025.

The table below details Capital Deployment by category:

Capital Deployment

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)
($ in millions)	2025	2024	2025	2024
Purchases of available for sale debt securities	(75)	(150)	(75)	(150)
Acquisitions of financial royalty assets	(1)	(729)	(2)	(815)
Acquisitions of other financial assets	—	(18)	—	(18)
Development-stage funding payments	(301)	(1)	(351)	(1)
Milestone payments	(219)	(50)	(269)	(50)
Investments in equity method investees	—	(4)	—	(11)
Contributions from legacy non-controlling interests - R&D	0	0	0	0

Capital Deployment	(595)	(951)	(696)	(1,044)

  Amounts may not add due to rounding.

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Royalty Transactions

During 2025, Royalty Pharma has announced new transactions of up to $2.25 billion. The announced transactions amount reflects the entire amount of capital committed for new transactions year to date, including potential future milestones.

Recent transactions include:

•

In June 2025, Royalty Pharma entered into a two part $2 billion funding arrangement with Revolution Medicines. The funding arrangement includes up to $1.25 billion ($250 million upfront) to purchase a synthetic royalty on daraxonrasib and a senior secured term loan of up to $750 million. The first tranche of the senior secured term loan must be drawn following FDA approval of daraxonrasib. Daraxonrasib is in Phase 3 development for the treatment of RAS mutant pancreatic cancer and non-small cell lung cancer.

The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.

Internalization Transaction

In January 2025, Royalty Pharma agreed to acquire its external manager, RP Management, LLC (“RPM”). In May 2025, Royalty Pharma completed the internalization transaction and became an integrated company as employees of RPM became employees of Royalty Pharma. The acquisition received overwhelming support from Royalty Pharma’s shareholders, with 99.9% of votes cast in favor of the transaction.

Key Developments Relating to the Portfolio

The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

CF Franchise

In the second quarter of 2025, Royalty Pharma did not receive from Vertex the full amount of Royalty Receipts on Alyftrek net sales to which it is contractually entitled. Accordingly, Royalty Pharma has commenced the dispute resolution procedures contemplated by the agreements relating to our royalties on Vertex’s cystic fibrosis products.

In July 2025, Vertex announced that the European Commission (EC) approved Alyftrek for people with cystic fibrosis (CF) ages 6 years and older who have at least one non-class I mutation in the cystic fibrosis transmembrane conductance regulator (CFTR) gene.

In April 2025, Vertex announced EC approval for the label expansion of Kaftrio in combination with ivacaftor for CF patients ages 2 years and older who have at least one non-class I mutation in the CFTR gene.

Cabometyx	In July 2025, Ipsen announced that the EC has approved Cabometyx for previously treated advanced neuroendocrine tumors.

Skytrofa	In July 2025, Ascendis announced that the U.S. FDA approved Skytrofa for the replacement of endogenous growth hormone in adults with growth hormone deficiency.

deucrictibant	In July 2025, Pharvaris announced that it anticipates topline data for the Phase 3 study (RAPIDe-3) evaluating deucrictibant for the on-demand treatment of hereditary angioedema attacks in the fourth quarter of 2025 and, pending positive data, expects to submit an New Drug Application (NDA) with the FDA in the first half of 2026.

Xtandi	In July 2025, Pfizer and Astellas Pharma announced topline results from the overall survival (OS) analysis from the Phase 3 EMBARK study evaluating Xtandi, in combination with leuprolide and as a monotherapy, in men with non-metastatic hormone-sensitive prostate cancer. For patients treated with Xtandi plus leuprolide versus placebo plus leuprolide, EMBARK met the key secondary endpoint with a statistically significant and clinically meaningful improvement in OS. Results also showed a favorable trend towards improved OS for patients treated with Xtandi monotherapy versus placebo plus leuprolide, however the difference did not reach statistical significance.

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Trodelvy

In May 2025, Gilead Sciences announced positive topline results from the Phase 3 ASCENT-03 study. The study met its primary endpoint, demonstrating a highly statistically significant and clinically meaningful improvement in progression-free survival (PFS) compared to chemotherapy in patients with first-line metastatic triple-negative breast cancer (mTNBC) who are ineligible to receive immunotherapy. Overall survival, was not mature at the time of PFS primary analysis. Gilead will continue to monitor OS outcomes, with ongoing patient follow-up and further analysis planned.

In April 2025, Gilead announced positive topline results from the Phase 3 Ascent-04/Keynote-D19 study, demonstrating that Trodelvy plus Keytruda significantly improved PFS compared to Keytruda and chemotherapy in patients with previously untreated PD-L1+ mTNBC. Overall survival, a key secondary endpoint, was not mature at the time of the PFS primary analysis. However, there was an early trend in improvement for OS with Trodelvy plus Keytruda and Gilead will continue to monitor OS outcomes.

Promacta	In May 2025, Camber Pharmaceuticals announced the U.S. launch of eltrombopag, the AB-rated generic for Promacta.

Tremfya

In May 2025, Johnson & Johnson announced that the EC approved Tremfya for the treatment of adult patients with moderately to severely active Crohn’s disease.

In April 2025, Johnson & Johnson announced that the EC approved Tremfya for the treatment of adult patients with moderately to severely active ulcerative colitis.

In April 2025, Johnson & Johnson announced that the Phase 3b APEX study achieved both its primary endpoint of reducing signs and symptoms and its major secondary endpoint of reducing progression of structural damage as measured by radiographic progression at 24 weeks, in adults living with active psoriatic arthritis, compared to placebo.

Airsupra	In May 2025, AstraZeneca announced positive BATURA Phase 3b results that showed Airsupra demonstrated statistically significant and clinically meaningful improvements in all primary and secondary endpoints compared to albuterol in patients with mild asthma.

aficamten

In May 2025, Cytokinetics announced positive topline results from MAPLE-HCM, a Phase 3 trial comparing aficamten to metoprolol in patients with symptomatic obstructive hypertrophic cardiomyopathy. The study met its primary endpoint, demonstrating a statistically significant improvement in peak oxygen uptake from baseline to Week 24 for aficamten with a favorable safety profile.

In May 2025, Cytokinetics announced that the FDA extended the Prescription Drug User Fee Act action date for the NDA for aficamten to December 26, 2025. The FDA required additional time to conduct a full review of the company’s proposed Risk Evaluation and Mitigation Strategy. No additional clinical data or studies have been requested by the FDA.

olpasiran	In May 2025, Amgen announced that a Phase 3 cardiovascular (CV) outcomes study in patients with elevated Lp(a) and at a high risk for a first CV event is expected to be initiated in the second half of 2025 or first half of 2026.

Cobenfy	In April 2025, Bristol Myers Squibb announced that topline results from the Phase 3 ARISE trial evaluating Cobenfy as an adjunctive treatment to atypical antipsychotics in adults with schizophrenia did not reach the threshold for a statistically significant difference compared to placebo with an atypical antipsychotic for the primary endpoint of the change from baseline to Week 6 in the Positive and Negative Syndrome Scale total score.

trontinemab	In April 2025, Roche announced that new trontinemab data continue to support rapid and deep, dose-dependent reduction of amyloid plaques in Phase 1b/2a Brainshuttle AD study. Roche expects to initiate a Phase 3 program for trontinemab at the end of 2025.

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2025 Financial Outlook

Royalty Pharma has provided guidance for full year 2025, excluding new transactions and borrowings announced after the date of this release, as follows:

	Provided August 6, 2025	Previous
Portfolio Receipts	$3,050 million to $3,150 million (Growth of ~+9% to 12% year/year)	$2,975 million to $3,125 million (Growth of ~+6% to 12% year/year)
Payments for operating and professional costs	~9% to 9.5% of Portfolio Receipts	Approximately 10% of Portfolio Receipts
Interest paid	$275 million	$260 million

The above Portfolio Receipts guidance represents expected growth of 9% to 12% in 2025. Royalty Pharma’s full year 2025 guidance reflects a negligible estimated foreign exchange impact to Portfolio Receipts, assuming current foreign exchange rates prevail for the rest of 2025.

Payments for operating and professional costs in the second half of 2025 are expected to decrease due to extinguishment of the management fee following the completion of the internalization transaction on May 16, 2025. Payments for operating and professional costs include one-time payments amounting to approximately $70 million (>2% of 2025 Portfolio Receipts), comprised of transaction costs for the Internalization and the sale of the MorphoSys Development Funding Bonds.

Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and the quarterly interest payment schedule for the term loan assumed as part of the internalization transaction. In 2025, total interest paid(7) is anticipated to be approximately $275 million, including $126 million in the third quarter of 2025 and $8 million in the fourth quarter of 2025. These projections assume no additional debt financing in 2025, including no drawdown on the revolving credit facility. In the second quarter of 2025, Royalty Pharma collected interest of $9 million on its cash and cash equivalents, which partially offset interest paid.

Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events or changes in foreign exchange rates and excludes the contributions from transactions announced subsequent to the date of this press release.

Financial Results Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss its second quarter 2025 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, Servier’s Voranigo, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Pfizer’s Nurtec ODT, and Gilead’s Trodelvy, and 16 development-stage product candidates.

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Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment, plus the benefits of the internalization transaction, including expected accretion, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Portfolio Receipts

Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that is deployed to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.

Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include royalty receipts and milestones and other contractual receipts that were received on an accelerated basis under the terms of the agreement governing the receipt or payment. Portfolio Receipts also does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests—Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to the Legacy Investors Partnerships.

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Use of Non-GAAP Measures

Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.

The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.

Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.

Royalty Pharma Investor Relations and Communications

+1 (212) 883-6772

ir@royaltypharma.com

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Royalty Pharma plc

Condensed Consolidated Statements of Operations (unaudited)

Table 1

	Three Months Ended June 30,
($ in millions)	2025	2024
Income and other revenues
Income from financial royalty assets	550	513
Other royalty income and revenues	28	24

Total income and other revenues	579	537

Operating (income)/expense
Provision for changes in expected cash flows from financial royalty assets	(204)	212
Provision for credit losses on unfunded commitments	93	—
Research and development funding expense	301	1
General and administrative expenses	180	55

Total operating expense, net	369	268

Operating income	210	270

Other (income)/expense
Equity in earnings of equity method investees	(3)	(2)
Interest expense	69	49
Other expenses, net	53	28

Total other expense, net	119	75

Consolidated net income before tax	91	194

Income tax expense	—	—
Consolidated net income	91	194
Net income attributable to non-controlling interests	60	92

Net income attributable to Royalty Pharma plc	30	102

Amounts may not add due to rounding.

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Royalty Pharma plc

Selected Balance Sheet Data (unaudited)

Table 2

($ in millions)	As of June 30, 2025	As of December 31, 2024
Cash and cash equivalents	632	929
Total current and non-current financial royalty assets, net	15,977	15,911
Total assets	18,323	18,223
Current portion of long-term debt	999	998
Long-term debt, net of current portion	7,003	6,615
Total liabilities	8,820	7,880
Total shareholders’ equity	9,503	10,342

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Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2025	2024	2025	2024
Cash flows from operating activities:
Cash collections from financial royalty assets	727	669	1,556	1,414
Cash collections from intangible royalty assets	0	0	0	14
Other royalty cash collections	24	23	56	50
Distributions from equity method investees	—	—	13	13
Interest received	9	14	21	21
Development-stage funding payments	(301)	(1)	(351)	(1)
Payments for operating and professional costs	(94)	(48)	(196)	(109)
Payments for Employee EPAs	0	—	0	—
Interest paid	(1)	(1)	(140)	(80)

Net cash provided by operating activities	364	658	960	1,323

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(74)	—	(74)	—
Distributions from equity method investees	63	4	99	9
Investments in equity method investees	—	(4)	—	(11)
Purchases of equity securities	—	(50)	(4)	(50)
Proceeds from equity securities	—	99	—	99
Purchases of available for sale debt securities	(75)	(150)	(75)	(150)
Proceeds from available for sale debt securities	3	3	15	4
Proceeds from sales of available for sale debt securities	—	—	511	—
Acquisitions of financial royalty assets	(1)	(729)	(2)	(815)
Acquisitions of other financial assets	—	(18)	—	(18)
Milestone payments	(219)	(50)	(269)	(50)
Other	(9)	2	(9)	2

Net cash (used in)/provided by investing activities	(312)	(893)	192	(980)

Cash flows from financing activities:
Distributions to legacy non-controlling interests - Portfolio Receipts	(89)	(92)	(174)	(180)
Distributions to continuing non-controlling interests	(39)	(31)	(92)	(63)
Dividends to shareholders	(93)	(95)	(189)	(189)
Repurchases of Class A ordinary shares	(292)	(80)	(1,000)	(80)
Contributions from legacy non-controlling interests - R&D	0	0	0	0
Contributions from non-controlling interests - other	5	1	6	2
Proceeds from issuance of long-term debt, net of discount	—	1,471	—	1,471
Debt issuance costs and other	—	(9)	—	(9)
Other	—	(9)	—	(9)

Net cash (used in)/provided by financing activities	(508)	1,157	(1,449)	945

Net change in cash and cash equivalents	(456)	922	(297)	1,288
Cash and cash equivalents, beginning of period	1,088	843	929	477

Cash and cash equivalents, end of period	632	1,765	632	1,765

Amounts may not add due to rounding.

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Royalty Pharma plc

GAAP to Non-GAAP Reconciliation (unaudited)

Table 4

	Three Months Ended June 30,
($ in millions)	2025	2024
Net cash provided by operating activities (GAAP)	364	658
Adjustments:
Proceeds from available for sale debt securities(6)	3	3
Distributions from equity method investees(6)	63	4
Interest received, net(6)	(8)	(14)
Development-stage funding payments	301	1
Distributions to legacy non-controlling interests - Portfolio Receipts(6)	(89)	(92)
Payments for Employee EPAs	0	—

Adjusted EBITDA (non-GAAP)	633	560
Interest received, net(6)	8	14

Portfolio Cash Flow (non-GAAP)	641	574

Amounts may not add due to rounding.

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Royalty Pharma plc

Description of Approved Indications for Select Portfolio Therapies

Table 5

Cystic fibrosis franchise	Cystic fibrosis

Trelegy	Chronic obstructive pulmonary disease and asthma

Tysabri	Relapsing forms of multiple sclerosis

Imbruvica	Hematological malignancies and chronic graft versus host disease

Xtandi	Prostate cancer

Tremfya	Plaque psoriasis, psoriatic arthritis, ulcerative colitis and Crohn’s disease

Evrysdi	Spinal muscular atrophy

Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia

Voranigo	Low-grade glioma

Cabometyx/Cometriq	Kidney, liver and thyroid cancer

Spinraza	Spinal muscular atrophy

Erleada	Prostate cancer

Trodelvy	Breast and bladder cancer

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Notes

(1)

Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that Royalty Pharma can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma (“Royalty Receipts”). Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include royalty receipts and milestones and other contractual receipts that were received on an accelerated basis under the terms of the agreement governing the receipt or payment. Portfolio Receipts also does not include proceeds from equity securities or marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to the Legacy Investors Partnerships.

(2)

Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP condensed consolidated statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 4.

(3)

Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.

(4)

Capital Deployment is calculated as the summation of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments less Contributions from legacy non-controlling interests - R&D.

(5)

Other products primarily include Royalty Receipts on the following products: Crysvita, Emgality, Farxiga/Onglyza, IDHIFA, Orladeyo, Prevymis, Rytelo, Skytrofa and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP condensed consolidated statements of cash flows.

(6)	The table below shows the line item for each adjustment and the direct location for such line item on the GAAP condensed consolidated statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest received, net	Operating activities (Interest paid less Interest received)

Distributions from equity method investees	Investing activities

Proceeds from available for sale debt securities	Investing activities

Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities

(7)

The term loan that we assumed as part of the Internalization has a Secured Overnight Financing Rate (SOFR) based variable interest rate. We estimated the related interest payment for 2025 based on the forward curve as of July 29, 2025.

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